          EXHIBIT 24

CONFIRMING STATEMENT

 This statement confirms that the undersigned individuals and entities, Jay C. Hoag, Richard H. Kimball, Technology Crossover Management IV, L.L.C., TCV IV, L.P. and TCV IV Strategic Partners, L.P., have authorized and designated Robert C. Bensky and Carla S. Newell to execute and file on the their behalf all Forms 3, 4 and 5 (including any amendments thereto) that the they may be required to file with the U.S. Securities and Exchange Commission as a result of the their ownership of or transactions in securities of InPhonic, Inc.  The authority of Robert C. Bensky and Carla S. Newell under this statement shall continue until the undersigned entities are no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of InPhonic, Inc., unless revoked in writing.  The undersigned individuals and entities acknowledge that Robert C. Bensky and Carla S. Newell are not assuming any of their responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  November 15, 2004 /s/ Jay C. Hoag

     Jay C. Hoag

Date:  November 15, 2004 /s/ Richard H. Kimball

     Richard H. Kimball

Date:  November 15, 2004 Technology Crossover Management IV, L.L.C.

     /s/ Jay C. Hoag

         Jay C. Hoag, Managing Member

     TCV IV, L.P.

     TCV IV Strategic Partners, L.P.

     By: Technology Crossover Management IV, L.L.C.,

     their General Partner

     /s/ Jay C. Hoag

         Jay C. Hoag, Managing Member